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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lamar Advertising Company:

We consent to incorporation by reference in the Registration Statement of Lamar Advertising Company on Form S-3 of our reports dated March 17, 2000, relating to
(a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedules, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedules, which reports appear in the December 31, 1999, annual report on Form 10-K of Lamar Advertising Company. Our reports on Lamar Advertising Company and Lamar Media Corp. refer to a change in the method of accounting for the costs of start-up activities.

We also consent to incorporation by reference in the Registration Statement of Lamar Advertising Company on Form S-3 of our report dated March 3, 2000, relating to the Advantage Outdoor Company, LP and subsidiaries, which report appears in the Form 8-K of Lamar Advertising Company dated October 16, 2000.

We also consent to the references to our firm under the heading "Experts" in the Registration Statement on Form S-3.

                                      /s/ KPMG LLP


New Orleans, Louisiana
October 16, 2000